Exhibit 27(h)(5)(c) VVIT and VIAC Intercompany Agreement
INTERCOMPANY AGREEMENT
This Intercompany Agreement (this “Agreement”) is executed as of September 4, 2024 below between Venerable Investments Advisers, LLC (“VIA”) and Venerable Insurance and Annuity Company (“VIAC”).
WHEREAS, VIA serves as the registered investment adviser for certain registered investment companies and the series thereof (the “Funds”);
WHEREAS, VIAC is an insurance company that is a provider of multi-fund variable insurance products;
WHEREAS, VIAC will offer units of the separate accounts (the “Separate Accounts”) that may in turn invest in shares of beneficial interest of the Funds;
WHEREAS, both VIA and VIAC are wholly-owned subsidiaries of Venerable Holdings, Inc. (“VHI”) and are under common control of such parent company; and
WHEREAS, both VIA and VIAC desire to allocate the collective resources of VHI’s operations in a manner that supports VIAC’s insurance business.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.
Payments. VIA shall pay and/or shall cause to be paid to VIAC, within thirty (30) days after the end of each calendar month, an amount computed daily at an annual rate equal to the amount of average daily net assets invested in each Fund by the Separate Accounts listed opposite such Fund’s name in Schedule A attached hereto. The “average daily net assets” invested in each Fund by the Separate Accounts shall mean the average of the values invested by the Separate Accounts for each Fund as of 4:00 p.m. (New York time) on each day on which the net asset value of each Fund is determined consistent with the provisions of Rule 22c-1 under the Investment Company Act of 1940, as amended, or, if each Fund lawfully determines the value of its net assets as of some other time on each Business Day (as defined in the Funds’ Prospectus or Statement of Additional Information), as of such other time. Such payments shall be paid from VIA’s own resources, or those of VHI or its subsidiaries, and therefore shall not result in any increase in the expenses borne by the Funds or their shareholders.

2.
Termination. This Agreement may only be terminated by written agreement signed by all parties, provided, that this Agreement will terminated automatically and the payments hereunder shall thereupon immediately cease if such payments are adjudged or otherwise determined to the satisfaction of both parties to be contrary to law.

3.
Required Disclosures. Each party will make all disclosures relating to this Agreement and the payments made hereunder, as required under applicable state or federal law, rule, or regulation, including any subsequent release, interpretation, rule or regulation of the U.S. Securities and Exchange Commission or any other regulatory or self-regulatory organization applicable to the parties in connection with this Agreement.

4.
Governing Law. The laws of the state of Delaware (without giving effect to its conflicts of law principles) govern all matters arising out of this Agreement.

5.
Amendments. This Agreement may not be altered or amended except by written agreement signed by all parties.

6.
Books and Records. Each party shall maintain its own books, accounts and records in such a way as to disclose clearly and accurately the nature and detail of the transactions between them.  Each party shall keep such books, records and accounts insofar as they pertain to the computation of payments hereunder available for audit, inspection and copying by the other party and persons authorized by the other party during all reasonable business hours.

7.
Assignment.  This Agreement may not be assigned by any Party hereto.  This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors.

8.
Notices. All notices, statements or requests provided for in this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when sent by certified or registered mail, postage prepaid or overnight courier service or upon confirmation of transmission if sent by telecopier or e‑mail in accordance with the notice details set forth on Schedule B.

9.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

10.
Entire Agreement.  This Agreement, together with any attached schedules, constitutes the sole and entire agreement between the Parties relating to the subject matter hereof.

11.
No Waiver.  No delay or failure by any Party to exercise any of its rights or remedies hereunder shall operate as a waiver thereof.
[SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers as of the date set forth in the introductory paragraph.
VENERABLE INSURANCE AND ANNUITY COMPANY	VENERABLE INVESTMENT ADVISERS, LLC
By: /s/Gregory S. Smith, Jr. Name: Gregory S. Smith, Jr. Title: SVOP and Chief Accounting Officer	By: /s/Michal Levy Name: Michal Levy Title: Head of VIA

Schedule A
In the case of funds of funds, payments will be calculated to include shares of the underlying funds held indirectly through the fund of funds in the same manner as if those underlying funds were held directly (for the avoidance of doubt, any separate listed rate for a fund of funds will be added to the foregoing in calculating the total payment for such fund of funds).
Through September 4, 2026
Fund Name	Rate – Class I	Rate – Class V
Venerable High Yield Fund	X.XX%	X.XX%
Venerable Large Cap Index Fund	X.XX%	X.XX%
Venerable Moderate Allocation Fund	N/A	X.XX%
Venerable Strategic Bond Fund	X.XX%	X.XX%
Venerable US Large Cap Strategic Equity Fund	X.XX%	X.XX%

Following September 4, 2026
Fund Name	Rate – Class I	Rate – Class V
Venerable High Yield Fund	X.XX%	X.XX%
Venerable Large Cap Index Fund	X.XX%	X.XX%
Venerable Moderate Allocation Fund	N/A	X.XX%
Venerable Strategic Bond Fund	X.XX%	X.XX%
Venerable US Large Cap Strategic Equity Fund	X.XX%	X.XX%

Schedule B

Venerable Investment Advisers, LLC 1475 Dunwoody Drive, Suite 200 West Chester, PA 19380 Attention: VIA General Counsel E-mail: legal@venerableannuity.com
Venerable Insurance and Annuity Company 1475 Dunwoody Drive, Suite 200 West Chester, PA 19380 Attention: General Counsel E-mail: legal@venerableannuity.com